Exhibit 10.2

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

RICHARD A. ROBERT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT, effective as of January 1, 2010, is by and between VNR Holdings, LLC, a Delaware limited liability company (“VNRH”), Vanguard Natural Resources, LLC, a Delaware limited liability company (“Parent”) and Richard A. Robert (the “Executive”).

WHEREAS, effective on January 1, 2007, Nami Holding Company, LLC (now Vanguard Natural Gas, LLC) and Executive entered in an employment agreement (the “Initial Agreement”);

WHEREAS, the parties determined to amend the Initial Agreement by that certain Amended Employment Agreement dated April 18, 2007 (the “Amended Agreement”), which terminated the Initial Agreement;

WHEREAS, VNRH provided Executive with notice on September 30, 2009 that, in anticipation of formalizing the terms and conditions of the Executive’s employment relationship in newly amended employment agreement, the Amended Agreement would not be renewed past its then-current term of December 31, 2009;

WHEREAS, VNRH desires to employ Executive and Executive desires to be employed by VNRH in said capacity;

WHEREAS, the parties desire to set forth in writing the terms and conditions of their understandings and agreements in this Second Amended and Restated Employment Agreement (this “Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, VNRH hereby agrees to employ Executive and Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement:

1. Employment Period.

(a) Subject to Section 6, VNRH hereby agrees to employ Executive, and Executive hereby agrees to be employed by VNRH, in accordance with the terms and provisions of this Agreement, for the period commencing as of the date hereof (the “Effective Date”) and ending on January 1, 2013  (the “Employment Period”); provided, however, that the Employment Period shall automatically be renewed and extended for an additional period of twelve (12) months commencing on January 1, 2013 and expiring on January 1, 2014, and on each successive January 1 thereafter, unless at least ninety (90) days prior to the ensuing expiration date (but no more than twelve (12) months prior to such expiration date), VNRH or Executive shall have given ninety (90) days written notice to the other that it or he, as applicable, does not wish to extend this Agreement (a “Non-Renewal Notice”).  The term “Employment Period,” as utilized in this Agreement, shall refer to the Employment Period as so automatically extended.

(b) During the term of Executive’s employment with VNRH, Executive shall serve as the Executive Vice President  and Chief Financial  Officer of VNRH and the Parent (together, the “Company”) the Company  and in so doing, shall report to the Chief Executive Officer and Board of Managers or Directors, as applicable, of the Company (the “Board”).  Executive shall have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such positions, and shall have such other powers and duties (including holding officer positions with the Company and one or more subsidiaries of the Company) as may from time to time be prescribed by the Board, so long as such powers and duties are reasonable and customary for the Executive Vice President and Chief Financial  Officer of an enterprise comparable to the Company.

(c) During the term of Executive’s employment with VNRH, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of his business time to the business and affairs of VNRH and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities.  During the term of Executive’s employment with VNRH, it shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements and (iii) manage personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(d) The parties expressly acknowledge that any performance of Executive’s responsibilities hereunder shall necessitate, and the Company shall provide, access to or the disclosure of Confidential Information (as defined in Section 10(a) below) to Executive and that Executive’s responsibilities shall include the development of the Company’s goodwill through Executive’s contacts with the Company’s customers and suppliers.

2. Compensation.

(a)  Base Salary.  VNRH shall pay Executive an annual base salary (“Base Salary”) at the rate of $275,000 for the period commencing on the Effective Date and ending on the Date of Termination.  The Board will review Executive’s Base Salary on an annual basis beginning with the employment year beginning on April 30, 2011, and may increase the Base Salary in such amounts or percentages as the Board shall deem appropriate, if any. The Board may not decrease the Executive’s annual Base Salary without his prior written approval.  Base Salary shall be payable in accordance with the ordinary payroll practices of VNRH, but in no event shall the Base Salary be paid to Executive less frequently than monthly.  The term “Base Salary” as used in this Agreement shall refer to the Base Salary as it may be so adjusted from time to time.

(b) Annual Bonus.  Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) based upon VNRH’s unit price performance and/or the achievement of annual performance targets; such terms and conditions of Executive’s Annual Bonus for each calendar year within the Employment Period are set forth in Appendix A hereto.

3. Employee Benefits.

(a) During the Employment Period, VNRH shall provide Executive with coverage under all employee pension and welfare benefit programs, plans and practices, which VNRH makes available to its senior executives (including, without limitation, participation in health, dental, group life, disability, retirement and all other plans and fringe benefits to the extent generally provided to such senior executives), commensurate with his position in the Company,  to the extent permitted under the employee benefit plan or program, and in accordance with the terms of the program and/or plan.

(b) Executive shall be entitled to vacation time generally available to executive employees of VNRH (but no less than fifteen (15) business days paid vacation in each calendar year).  Such vacation time shall accrue at a rate of one and a quarter (1.25) vacation days for each calendar month worked; provided, however, that during any given calendar year, Executive shall be able to take vacation days that will accrue during that calendar year, even if such days have not yet accrued.  A maximum of five (5) business days of accrued but unused vacation may be carried over from one calendar year to the next.

(c) Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and promoting the business of the Company, including, without limitation, reasonable expenses for travel, lodgings, entertainment and similar items related to such duties and responsibilities.  VNRH will promptly reimburse Executive for all such expenses upon presentation by Executive of appropriately itemized and approved (consistent with VNRH’s policy) accounts of such expenditures, in accordance with the Company’s expense reimbursement policy; provided, however, that in no event shall the expense reimbursement be made after the last day of the taxable year following the year in which the expense was incurred by Executive, although in the event that the reimbursement would constitute taxable income to Executive, such reimbursements will be paid no later than March 15th of the calendar year following the calendar year in which the expense was incurred.  No reimbursement or expenses eligible for reimbursement in any taxable year shall affect the expenses eligible for reimbursement in any other taxable year, nor may the right to receive a reimbursement of expenses be subject to liquidation or exchanged for another benefit.

4. Restricted Units and Phantom Units.

(a) Restricted Units.  As of the Effective Date, Executive shall receive an initial grant (the “2010 Restricted Units”) of 15,000 restricted common units of Parent (the “Restricted Units”) pursuant to the Vanguard Natural Resources, LLC Long-Term Incentive Plan (the “LTIP”).  The terms and conditions of the 2010 Restricted Units are set forth in Appendix B hereto.  Executive may receive additional restricted common units of Parent from time to time at the Board’s sole discretion during the Employment Period, although the Board shall conduct an annual review beginning on April 30, 2011 to determine the appropriateness of granting additional restricted units to Executive at that time.

(b) Phantom Units.  As of the Effective Date, Executive shall receive an initial grant (the “2010 Phantom Units”) of 15,000 phantom units (“Phantom Units”) pursuant to the LTIP.  The terms and conditions of the 2010 Phantom Units are set forth in Appendix C hereto. Executive shall receive an additional grant of 15,000 phantom common units of Parent on an annual basis in connection with each anniversary of the Effective Date during the Employment Period, the terms and conditions of such grant to be substantially the same as those described in Appendix C for the 2010 Phantom Units.

5. Change of Control.

(a) Definition of Change of Control.  For purposes of this Agreement, a “Change of Control” shall have the same meaning as such term in the Company’s LTIP.  For the sake of convenience herein, as of the Effective Date, the LTIP states that a “Change of Control” means, and shall be deemed to have occurred upon one or more of the following events:

(i) Any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than an affiliate of Parent, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the combined voting power of the equity interests in Parent;

(ii) The members of Parent approve, in one or a series of transactions, a plan of complete liquidation of Parent; or

(iii) The sale or other disposition by the Company of all or substantially all of its assets in one or more transactions to any person other than Parent or an affiliate of Parent.

Notwithstanding the foregoing, with respect to a payment that is subject to section 409A of the Code, a “Change of Control” shall mean a “change of control event” as defined in the regulations and guidance issued under section 409A of the Internal Revenue code of 1986, as amended (the “Code”).

(b) Change of Control Payments.  Upon the occurrence of a Change of Control of the Company, Executive will be entitled to receive the sum of (i) an amount equaling two (2) times the sum of his Base Salary, Annual Bonus and the cash value of all Restricted Units which became vested in the calendar year prior to the Change of Control (the “Change of Control Payment”), and (ii) any settlement that may be due to Executive pursuant to the acceleration of all outstanding Restricted Units and Phantom Units held by the Executive at the time of the Change of Control.  Notwithstanding the previous sentence, however, the Change of Control Payment will be capped at a maximum of $2,000,000, even where the value of the individual components of the payment would have resulted in a greater payment to the Executive. Solely for purposes of the Change of Control Payment, the Executive’s Base Salary and Annual Bonus shall be valued each as in effect at the time of the Change of Control, and the Restricted Units which vested in the year prior to the Change of Control shall be valued as of the grant date of such Restricted Units. The Restricted Units and Phantom Units, if any, will be settled in accordance with the terms and conditions of the LTIP and any individual award agreement (or in the event of the 2010 Restricted Units, in accordance with the terms and conditions contained in Appendix B hereto and the LTIP, or in the event of the 2010 Phantom Units, in accordance with the terms and conditions contained in Appendix C hereto and the LTIP).

(c) Gross-Up for Certain Taxes Related to a Change of Control.

(i) In the event that any payments to Executive pursuant to this Agreement or any payment received by Executive or paid by the Company on Executive’s behalf is treated as contingent on a change in the ownership or effective control of the Parent or in the “ownership of a substantial portion of the assets” of Parent (but only if such payment or other benefit is in connection with Executive employment relationship with the Company) shall result in Executive becoming liable for the payment of any excise taxes pursuant to section 4999 of the Code (the “Section 4999 Excise Tax”), Executive shall be entitled to an additional payment equal to the amount of any Section 4999 Excise Taxes payable by Executive pursuant to section 4999 of the Code as a result of such payments, plus all Federal, state and local taxes applicable solely to the Company’s payment of such Section 4999 Excise Taxes, including any additional taxes due under section 4999 of the Code with respect to payments made pursuant to this provision (the “Section 4999 Gross-Up Payment”).  The Section 4999 Gross-Up Payment shall not include any Federal, state, or local taxes imposed upon the original payment that gave rise to such Section 4999 Excise Tax.

(ii) Calculations for the Section 4999 Gross-Up Payment shall assume the highest marginal rate applicable at the time of calculation.

(iii) The intent of this Section 5(c) is to provide that the Company shall pay Executive the Section 4999 Gross-Up Payment such that the net amount retained by Executive after deduction of the Section 4999 Excise Tax and any additional Federal, state or local taxes are imposed on the Section 4999 Excise Taxes or Section 4999 Gross-Up Payments, shall equal the aggregate total amount payable to the Executive pursuant to this Agreement.  In the event that an excise tax is imposed by the Code or any Federal, state or local legislation following the Effective Date, in addition to or in place of the Section 4999 Excise Tax, the Company also intends to provide an appropriate gross-up payment which would provide Executive with the aggregate total amount of the intended payment before such excise tax (and any subsequent taxes imposed because of the Company’s payment of such excise tax on Executive’s behalf) was imposed.

(iv) If Executive determines that Executive is liable for the Section 4999 Excise Taxes with respect to a payment or other benefit pursuant to the Agreement, Executive must promptly so notify the Company in writing.  Upon receipt of such notice from Executive, the Company must, within twenty (20) days thereafter, either (A) notify Executive, in writing, that the Company agrees with Executive’s determination of the Section 4999 Excise Tax liability, in which case the Company shall become obligated to immediately pay to Executive the Section 4999 Gross-Up Payment, or (B) submit to Executive an opinion, prepared by counsel of the Company’s choice which counsel is reasonably satisfactory to Executive, that Executive is not liable for the Excise Tax (the “Tax Opinion”).  If the Tax Opinion is provided to Executive and Executive nevertheless chooses not to contest the assertion of the Section 4999 Excise Tax, the Company shall be relieved of its obligation to make the Section 4999 Gross-Up Payment specified hereunder.  If Executive chooses to contest the assertion of the Section 4999 Excise Tax after receipt of the Tax Opinion, Executive may do so with counsel of Executive’s choice that is reasonably satisfactory to the Company, with the reasonable legal fees and expenses of such contest to be paid by the Company, on a monthly basis, subject to the Company’s receipt of proper documentation therefore.  If the Section 4999 Excise Tax is successfully contested with the approval of counsel, then the Company shall pay to Executive the Section 4999 Gross-Up Payment upon the earlier of ten (10) days after (1) the entry of a final judgment, decree, or other order by a court of competent jurisdiction that Executive is liable for the Excise Tax, or (2) a mutual determination of Executive and the Company not to proceed further with the contest.

(v) If the Internal Revenue Service (the “IRS”) notifies Executive in writing that the Section 4999 Excise Tax will or may be assessed against Executive, if the Company provides Executive with the Tax Opinion specified herein, and if Executive chooses to contest the assertion of the Section 4999 Excise Tax, then the Company shall obtain and deliver to Executive an irrevocable standby letter of credit (the “Letter of Credit”) issued by a bank acceptable to Executive and the Company in an amount equal to the amount of the Company’s potential payment obligation herein including penalties and interest, computed as if the Section 4999 Excise Tax were paid to the IRS in the year the date the Letter of Credit was obtained. Immediately upon the earlier of (A) a determination letter (within the meaning of section 1313 of the Code) that Executive is not liable for the Section 4999 Excise Tax, or (B) the Company’s payment to Executive of the full amount of its obligation herein, Executive shall mark the Letter of Credit “canceled” and return it to the Company. In lieu of such a Letter of Credit, the Company may choose to secure its obligations hereunder by establishing an appropriate escrow account with terms reasonably satisfactory to Executive, and by depositing therein the same amount as would be required for the Letter of Credit. The obligations contained in this Section 5(c) shall survive the termination or expiration of Executive employment with the Company and shall be fully enforceable thereafter.

(vi) In the event that any payment or any portion thereof made to the Executive or to any third-party on the Executive’s behalf under this Section 5 is subsequently determined to not be imposed or not to be required of the Executive, then such payment shall be promptly returned to the Company.

6. Termination of Employment.

(a) Termination without Cause or Resignation by Executive.  Unless otherwise specified in a separate provision of this Section 6, either Executive or VNRH, by action of the Board, may terminate this Agreement, and Executive’s employment by VNRH, for any reason after providing thirty (30) days written notice to the non-terminating party.  If Executive terminates this Agreement pursuant to this provision, VNRH will pay Executive on the Date of Termination (as defined below) (i) all accrued but unpaid Base Salary, (ii) a prorated amount of Executive’s Base Salary for accrued but unused vacation days, and (iii) yet unpaid reimbursements for any reasonable and necessary business expenses incurred by Executive prior to the Date of Termination in connection with his duties hereunder (such amounts collectively, the “Accrued Compensation and Reimbursements”).  Upon termination by VNRH of this Agreement pursuant to this Section 6(a) other than a termination for Cause, within ten (10) business days after the Date of Termination, VNRH shall pay (A)  Accrued Compensation and Reimbursements, plus (B) a payment (a “Severance Payment”) equal to the greater of Executive’s Base Salary (at the rate in effect hereunder at the Date of Termination) for (1) thirty-six (36) months, or (2) the remaining duration of the Employment Period.  Notwithstanding any other provision of this Agreement, the non-renewal of the Executive’s employment pursuant to the terms of a Non-Renewal Notice under Section 1(a) of this Agreement shall not constitute a termination of this Agreement entitling the Executive to a Severance Payment under this Section 6(a).

(b) Termination by Cause.  VNRH, by action of the Board may terminate this Agreement at any time for Cause.  Upon termination by VNRH for Cause, Executive shall only be entitled to Accrued Compensation and Reimbursements, which amount shall be paid within ten (10) business days after the Date of Termination.  For purposes hereof, “Cause” means any of the following:

(i) Executive’s commission of theft, embezzlement, any other act of dishonesty relating to his employment with VNRH or any willful and material violation of any law, rules or regulation applicable to the Company, including, but not limited to, those laws, rules or regulations established by the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company; or

(ii) Executive’s conviction of, or Executive’s plea of guilty or nolo contendere to, any felony or of any other crime involving fraud, dishonesty or moral turpitude; or

(iii) A determination by the Board that Executive has materially breached this Agreement (other than during any period of Disability, as defined below) where such breach is not remedied within ten (10) days after written demand by the Board for substantial performance is actually received by Executive which specifically identifies the manner in which the Board believes Executive has so breached; or

(iv) Executive’s willful and continued failure to perform his reasonable and customary duties as the Executive Vice President and Chief Financial Officer which such failure is not remedied within ten (10) days after written demand by the Board for substantial performance is actually received by Executive which specifically identifies the nature of such failure.

For purposes of the definition of Cause, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company.  Any act, or failure to act, based upon authority given by the Board or based upon the advice of counsel for VNRH shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.  VNRH, by action of the Board, may terminate Executive’s employment for Cause only after: (i) providing written notice to Executive, which identifies the Cause for Executive’s termination (which notice must be given within ninety (90) days after the actual discovery of the act(s) or omission(s) constituting such Cause) and (ii) Executive has been given an opportunity, together with his counsel, to be heard by the Board at a time and location reasonably designated by the Board.

(c) Termination with Good Reason.  Executive may terminate this Agreement for Good Reason, and thereby resign his employment, after providing thirty (30) days’ written notice to the Company (which notice must be given within ninety (90) days after the occurrence of the act(s) or omission(s) constituting Good Reason).  For purposes hereof, “Good Reason” means any of the following reasons:

(i) Executive is assigned duties and responsibilities materially inconsistent with those normally associated with his position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by VNRH promptly, but in no event later than the thirty (30) day period immediately following VNRH’s receipt of notice thereof given by Executive; or

(ii) A material reduction in Executive’s Base Salary; or

(iii) Executive’s removal from his position as Executive Vice President and Chief Financial Officer of the Company, other than for Cause or by death or Disability, during the Term of this Agreement, to a position that is not at least equivalent in authority and duties to Vice President and Chief Financial Officer; or

(iv) Relocation of Executive’s principal place of business to a location fifty (50) or more miles from its location as of the Effective Date without Executive’s written consent; or

(v) A material breach by VNRH of this Agreement, which materially adversely affects Executive, if the breach is not cured within twenty (20) days after Executive provides written notice to VNRH which identifies in reasonable detail the nature of the breach; or

(vi) VNRH’s failure to make any material payment to Executive required to be made under the terms of this Agreement, if the breach is not cured within twenty (20) days after Executive provides written notice to the VNRH which provides in reasonable detail the nature of the payment.

In the event Executive terminates this Agreement for Good Reason, within ten (10) business days after the Date of Termination VNRH shall pay Executive (i) his Accrued Compensation and Reimbursements plus (ii) a Severance Payment.

(d) Termination by Disability.  VNRH, by action of the Board, may terminate this Agreement at any time if Executive shall be deemed in the reasonable judgment of the Board to have sustained a “Disability.”  Executive shall be deemed to have sustained a Disability if and only if he shall have been unable to substantially perform his duties as an employee of VNRH as a result of sickness or injury, and shall have remained unable to perform any such duties for a period of more than 180 consecutive days in any twelve (12)-month period.  Upon termination of this Agreement for Disability, VNRH shall pay Executive (A) his Accrued Compensation and Reimbursements plus (B) a payment equal to Executive’s Base Salary for twelve (12) months.

(e) Termination by Death.  This Agreement will terminate automatically upon Executive’s death.  Upon termination of this Agreement because of Executive’s death, VNRH shall pay Executive’s estate (i) Executive’s Accrued Compensation and Reimbursements, plus (ii) a payment equal to Executive’s Base Salary for twelve (12) months.

(f) Date of Termination.  As used in this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated as a result of a Disability or by VNRH for Cause or without Cause, then the date specified in a notice delivered to Executive by VNRH of such termination, (iii) if Executive’s employment is terminated by Executive for Good Reason, then the date specified in the notice of such termination delivered to VNRH by Executive, (iv) if Executive’s employment terminates due to the giving of a Non-Renewal Notice, the last day of the Employment Period, and (v) if Executive’s employment is terminated for any other reason, the date specified therefore in the notice of such termination.

7. Employment.

Upon termination of this Agreement, Executive’s employment shall also terminate and cease, and Executive shall be deemed to have voluntarily resigned from the Board, if Executive is a member of the Board.

8. Mitigation.

Upon termination of this Agreement for any reason, amounts to be paid per the express terms of this Agreement shall not be reduced whether or not Executive obtains other employment.

9. Release.

Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving the Severance Payment set forth in this Agreement in connection with any applicable termination scenario, Executive agrees to execute (and not revoke) a customary severance and release agreement, including a waiver of all claims, reasonably acceptable to the Company (the “Release”), within the forty-five (45) day period immediately following the Date of Termination. All revocation rights and timing restrictions shall be set forth in such Release.  If Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that he shall not be entitled to receive the Severance Payment.  For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of his death.

10. Nondisclosure.

(a) Executive shall, immediately upon executing this Agreement, receive access to some or all of the Company’s various trade secrets and confidential or proprietary information, including information he has not received before, consisting of, but not limited to, information relating to (i) business operations and methods, (ii) existing and proposed investments and investment strategies, (iii) financial performance, (iv) compensation arrangements and amounts (whether relating to the Company or to any of its employees), (v) contractual relationships, (vi) business partners and relationships, and (vii) marketing strategies (all of the forgoing, “Confidential Information”).  Confidential Information shall not include: (A) information that Executive may furnish to third parties regarding his obligations under this Section 10 and under Section 11 or (B) information that (1) is general knowledge of Executive or information that becomes generally available to the public by means other than Executive’s breach of this Section 10 (for example, not as a result of Executive’s unauthorized release of marketing materials), (2) is in Executive’s possession, or becomes available to Executive, on a non-confidential basis, from a source other than the Company or (3) Executive is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of clause (3), Executive gives the Company, to the extent permitted by law, reasonable notice prior to the disclosure of the Confidential Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

(b) Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company during Executive’s employment with the Company.  Executive further agrees that Executive shall not, except for the benefit of the Company pursuant to the exercise of his duties in accordance with this Agreement or with the prior written consent of the Company, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, either during Executive’s employment with the Company or at any time following the termination of Executive’s employment with the Company.

(c) Upon termination of this Agreement, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company as soon as practicable after the Date of Termination.

11. Non-Competition and Non-solicitation.

(a) As part of the consideration for the compensation and benefits to be paid to Executive hereunder, to protect Confidential Information of the Company and its customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company and its subsidiaries that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company and its subsidiaries, and as an additional incentive for the Company to enter into this Agreement, if termination is a result of Executive’s voluntary termination without Good Reason under Section 6(a), or by the Company for Cause under Section 6(b), from the date hereof through the one (1) year anniversary of the Date of Termination (the “Restricted Period”), Executive will not (other than for the benefit of the Company pursuant to this Agreement), directly or indirectly:

(i) engage in, or carry on or assist, individually or as a principal, owner, officer, director, employee, shareholder, consultant, contractor, partner, member, joint venturer, agent, equity owner or in any other capacity whatsoever (in any such capacity, an “Investor”), any (A) any business directly competitive with the business in which the Company is engaged from time to time (“Competing Business”) or (B) Business Enterprise (as defined below) that is otherwise directly competitive with the Company within the states in which the Company does business;

(ii) perform for any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (a “Business Enterprise”) engaged in any Competing Business any duty Executive has performed for the Company that involved Executive’s access to, or knowledge or application of, Confidential Information;

(iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company;

(iv) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company with whom Executive had direct business contact in dealings during the Employment Period in the course of his employment with the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company; or

(v) solicit with the purpose of hiring or hire any person who is or, within 180 days after such person ceased to be an employee of the Company, was an employee of the Company.

(b) Notwithstanding the foregoing restrictions of this Section 11, nothing in this Section 11 shall prohibit (i) any investment by Executive, directly or indirectly, in securities which are issued by a Business Enterprise involved in or conducting a Competing Business, provided that Executive, directly or indirectly, does not own more than five percent (5%) of the outstanding equity or voting securities of such Business Enterprise or (ii) Executive, directly or indirectly, from owning any interest in any Business Enterprise which conducts a Competing Business if such interest in such Business Enterprise is owned as of the date of this Agreement and Executive does not have the right, in the case of (i) or (ii), through the ownership of a voting interest or otherwise, to direct the activities of or associated with the business of such Business Enterprise.

(c) Executive acknowledges that each of the covenants of Section 11(a) are in addition to, and shall not be construed as a limitation upon, any other covenant provided in Section 11(a).  Executive agrees that the geographic boundaries, scope of prohibited activities, and time duration of each of the covenants set forth in Section 11(a) are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company’s proprietary and Confidential Information, plans and services and to protect the other legitimate business interests of the Company, including without limitation the goodwill developed by Executive with Company’s customers, suppliers, licensees and business relations.

(d) If, during any portion of the Restricted Period, Executive is not in compliance with the terms of Section 11(a), the Company shall be entitled to, among other remedies, compliance by Executive with the terms of Section 11(a) for an additional period of time (i.e., in addition to the Restricted Period) that shall equal the period(s) over which such noncompliance occurred.

(e) The parties hereto intend that the covenants contained in Section 11(a) be construed as a series of separate covenants, one for each defined province in each geographic area in which Executive on behalf of the Company conducts business.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the applicable covenant contained in Section 11(a).  Furthermore, each of the covenants in Section 10(a) shall be deemed a separate and independent covenant, each being enforceable irrespective of the enforceability (with or without reformation) of the other covenants contained in Section 11(a).

12. Survival of Covenants.

Sections 10 and 11 shall survive the expiration or termination of this Agreement for any reason, except that the restrictions of Section 11 shall not apply in the event Executive’s employment is terminated as a result of a Change of Control, other than in connection with a Permitted Transfer (as such term is defined in the LLC Agreement).  Executive further agrees to notify all future persons, funds or businesses, with which he becomes affiliated with or employed by during the Restricted Period, of the restrictions set forth in Sections 10 and 11, prior to the commencement of any such affiliation or employment.

13. Notices.

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient:

To VNRH: Board of Managers 7700 San Felipe, Suite 485 Houston, Texas 77063 Facsimile: (832) 327-2260	To the Executive: Richard A. Robert 11639 Versailles Lakes Ln. Houston, Texas 77082 Facsimile: (832) 327-2260

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, and in the case overnight delivery service, on the date of actual delivery.

14. Severability and Reformation.

If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable.  Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

15. Assignment.

This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of VNRH, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by VNRH, except that VNRH may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock assets or businesses of VNRH, if such successor expressly agrees to assume the obligations of VNRH hereunder.

16. Amendment.

This Agreement may be amended only by writing signed by both the Executive and by a duly authorized representative of VNRH (other than Executive).

17. Assistance in Litigation.

Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company.  Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  Executive also shall cooperate fully with the Company in connection with any investigation or review by any Federal, state, or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Executive was employed by the Company.  The Company will pay Executive an agreed upon reasonably hourly rate for Executive’s cooperation pursuant to this Section 17.

18. Beneficiaries; References.

Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.  Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

19. Use of Name, Likeness and Biography.

The Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Executive to advertise, publicize and promote the business of the Company and its affiliates, but not for the purposes of direct endorsement without Executive’s consent.  This right shall terminate upon the termination of this Agreement.  An “approved likeness” and “approved biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive.

20. Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

21. Entire Agreement.

This Agreement and the LLC Agreement contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersede in all respects any prior or other agreement or understanding, written or oral, between the Company or any affiliate of the Company and Executive with respect to such subject matter.

22. Withholding.

The Company shall be entitled to withhold from payment to the Executive of any amount of withholding required by law.

23. Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

24. Remedies.

The parties recognize and affirm that in the event of a breach of Sections 10 or 11 of this Agreement, money damages would be inadequate and VNRH would not have an adequate remedy at law.  Accordingly, the parties agree that in the event of a breach or a threatened breach of Sections 10 or 11, VNRH may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, Executive agrees that in the event a court of competent jurisdiction or an arbitrator finds that Executive violated Section 10 or 11, the time periods set forth in those Sections shall be tolled until such breach or violation has been cured.  Executive further agrees that VNRH shall have the right to offset the amount of any damages resulting from a breach by Executive of Section 10 or 11 against any payments due Executive under this Agreement.  The parties agree that if one of the parties is found to have breached this Agreement by a court of competent jurisdiction or arbitrator, the breaching party will be required to pay the non-breaching party’s attorneys’ fees reasonably incurred in prosecuting the non-breaching party’s claim of breach.

25. Non-Waiver.

The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by VNRH (other than Executive) and Executive.

26. Announcement.

The Company shall have the right to make public announcements concerning the execution of this Agreement and the terms contained herein, at the Company’s discretion.

27. Construction.

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.

28. Right to Insure.

The Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance.  Executive shall assist the Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

29. No Inconsistent Obligations.

Executive represents and warrants that to his knowledge he has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company to perform the duties described herein.  Executive will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. Executive represents and warrants that to his knowledge he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.

30. Binding Agreement.

This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company, its successors and assigns.

31. Voluntary Agreement.

Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement.  Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein.  Without limiting the generality of the previous sentence, the Companies, their affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning the state or Federal tax consequences to Executive regarding the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Amended Employment Agreement between VNRH and Richard A. Robert as of the day and year first above written.

“EXECUTIVE”

/s/ Richard A. Robert
Richard A. Robert

VNR HOLDINGS, LLC

“COMPANY”

By:  /s/ Scott W. Smith

Its:  President

VANGUARD NATURAL RESOURCES, LLC

By:  /s/ Scott W

Its:  President and Chief Exective Officer

APPENDIX A

Annual Bonus

APPENDIX B

[Restricted Unit Agreement]

APPENDIX C

[Phantom Unit Agreement]